EXHIBIT 10(f)

                    SPIN-OFF TAX INDEMNIFICATION AGREEMENT

     THIS SPIN-OFF TAX INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this 20th day of April, 1990 by and between SANTA FE PACIFIC CORPORATION ("SFP"), a Delaware corporation, and SANTA FE ENERGY RESOURCES, INC. ("SFER"), a Delaware corporation.

                                  RECITALS:

     WHEREAS, SFP is the common parent of an affiliated group of corporations (the "SFP Group") under Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), and owns shares of common stock, par value $0.01 per share ("Common Stock"), of SFER constituting "control" within the meaning of
Section 368(c) of the Code; and

     WHEREAS, SFP is considering, among various alternatives, distributing to its shareholders all the stock of SFER that it owns (the "Spin-Off"); and

     WHEREAS, the parties hereto are entering into this Agreement to indemnify SFP as hereinafter provided in the event the Spin-Off fails to qualify under
Section 355 due to actions by SFER after the Spin-Off;

     NOW, THEREFORE, for and in consideration of $10.00 paid to SFER upon execution hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, SFP and SFER hereby agree as follows:

     1. CONTINUED CONDUCT OF BUSINESS. During the one-year period commencing with the Spin-Off (the "Restricted Period"), SFER agrees that it will not cease the active conduct of its trade or business within the meaning of
Section 355(b) of the Code.

     2. OPINION REQUIREMENT FOR MAJOR TRANSACTIONS UNDERTAKEN BY SFER DURING THE RESTRICTED PERIOD. SFER agrees that during the Restricted Period it will not (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Sections 346 and Section 302, respectively, of the Code), (iii) sell or transfer all or substantially all its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2 C.B. 568) in a single transaction or series of related transactions, (iv) redeem or otherwise repurchase any of SFER's capital stock, or (v) except in connection with capital stock issued to the officers, directors or employees of SFER and its subsidiaries pursuant to employee benefit or compensation plans of SFER, issue additional shares of SFER's capital stock, unless SFER first obtains, and permits SFP to review, an opinion of Andrews & Kurth or other law firm of similar repute, or a supplemental ruling from the Internal Revenue Service, that such transaction, and any transaction related thereto, will not affect the qualification of the Spin-Off (or the distribution by SFP Properties, Inc. to SFP of the capital stock of SFER that was made on December 27, 1989 (the "Initial Spin" and together with the Spin-Off, the "Spinoffs")) under Section 355 of the Code.
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     3. INDEMNIFICATION.

          3.1. INDEMNITY. If during the Restricted Period

               (A) SFER takes any action or enters into any agreement to take any action, including, without limitation, (i) any merger or consolidation of SFER with or into another corporation, (ii) any complete or partial liquidation of SFER (within the meaning of such terms as defined in Sections 346 and 302, respectively, of the
          Code), (iii) a sale or transfer of all or substantially all SFER's assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, (iv) ceasing to actively conduct its trade or business within the meaning of
          Section 355 of the Code, (v) redeeming or otherwise repurchasing any of SFER's outstanding capital stock, or (vi) issuing any additional shares of SFER stock, and the Spin-Off or the Initial Spin shall fail to qualify under Section 355 of the Code primarily as a result of such action or actions; or

               (B) SFER amends any Shareholder Rights Plan implemented by SFER prior to, and in effect at the time of, the Spin-Off ("Rights Plan"), or redeems any outstanding common share purchase rights (the "Rights") issued pursuant to such Rights Plan, and the Spin-Off or the Initial Spin shall fail to qualify under Section 355 of the Code primarily as a result of any person thereafter, but within the Restricted Period, acquiring stock of SFER which acquisition would have caused the Rights to become exercisable had the Rights remained outstanding under the Rights Plan as originally adopted; or

               (C) any person shall consummate a Qualifying Offer (as such term is defined in a Rights Plan in effect at the time of the Spin-Off) for the stock of SFER, and the Spin-Off or the Initial Spin shall fail to qualify under Section 355 of the Code primarily as a result of the consummation of such Qualifying Offer;

     then SFER shall indemnify and hold harmless SFP and each member of the SFP Group against any and all federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the SFP Group or any member thereof as a result of the failure of the Spin-Off or the Initial Spin to so qualify to the extent provided herein. SFP and each other member of the SFP Group shall be indemnified and held harmless under this Paragraph 3.1 without regard to the fact that SFP or any other member of the SFP Group may have reviewed an opinion or supplemental ruling pertaining to the action pursuant to Paragraph 2.

          3.2 INDEMNIFIED LIABILITY. For purposes of this Agreement, the term "Indemnified Liability" means any liability imposed upon or incurred by the SFP Group or any member of the SFP Group for which SFP or any other member of the SFP Group is indemnified and held harmless under Paragraph 3.1, but shall not refer to the amount of such liability.

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          3.3 AMOUNT OF INDEMNIFIED LIABILITY FOR INCOME TAXES. The amount of an Indemnified Liability for a federal or state tax based on or determined with reference to income shall be deemed to be the amount of tax computed by multiplying (i) the taxing jurisdiction's highest marginal tax rate applicable to taxable income of corporations such as SFP of the character subject to tax as a result of the failure of the Spin-Off (or the Initial Spin) to qualify under Section 355 of the Code for the taxable period in which the Spin-Off occurs, times (ii) the gain or income of the SFP Group or member thereof which is subject to tax in the taxing jurisdiction as a result of the failure of the Spin-Off (or the Initial Spin) to qualify under Section 355 of the Code, and, in the case of a state, times (iii) the percentage representing the extent to which such gain or income is apportioned or allocated to such state; PROVIDED, HOWEVER, that in the case of a state tax determined as a percentage of federal income tax liability, the amount of Indemnified Liability shall be deemed to be the amount of tax computed by multiplying
     (i) that state's highest percentage rate applicable to the taxable income of corporations such as SFP of the character subject to tax as a result of the failure of the Spin-Off (or the Initial Spin) to qualify under
     Section 355 of the Code for the taxable period in which the Spin-Off occurs, times (ii) the amount of deemed federal income tax (whether or not incurred) imposed upon the SFP Group or any member thereof from the failure of the Spin-Off (or the Initial Spin) to qualify under Section 355 of the Code computed in accordance with this Paragraph 3.3, times
     (iii) the percentage representing the extent to which the gain or income required to be recognized on the Spin-Off (or the Initial Spin) is apportioned or allocated to such state.

          3.4 INDEMNITY REDUCED BY INCOME TAX BENEFITS FROM INDEMNIFIED LIABILITY. If an Indemnified Liability is of a type that constitutes a deduction from income in any taxable period in determining the SFP Group's or any of its member's liability for a federal or state tax based upon or determined with reference to income, the amount that SFER would otherwise be required to pay as indemnification for such Indemnified Liability shall be reduced by the aggregate deemed reduction, on account of such deduction of the Indemnified Liability, in the tax liability of the SFP Group or any member to all taxing jurisdictions over all taxable periods in which the Indemnified Liability is deductible. The deemed reduction in tax liability to a taxing jurisdiction for any taxable period in which all or a portion of the Indemnified Liability is deductible shall be deemed to be the amount computed by multiplying (i) such taxing jurisdiction's highest marginal tax rate applicable to the taxable income of corporations such as SFP of the character against which the Indemnified Liability is deductible, times (ii) the portion of the Indemnified Liability that constitutes a deduction in such taxing jurisdiction in such taxable period, and, in the case of a state, times
     (iii) the percentage representing the extent to which the deduction for the Indemnified Liability is apportioned or allocated to such state; PROVIDED, HOWEVER, that in the case of a state tax determined as a percentage of federal income tax liability, the amount of deemed reduction in tax liability to such state for any taxable period in which all or a portion of the Indemnified Liability is deductible shall be deemed to be the amount computed by multiplying (i) such state's highest percentage rate applicable to the taxable income of corporations such as SFP in such taxable period of such character against which the Indemnified Liability is deductible, times (ii) the deemed reduction in federal income tax in such taxable period resulting from the deductibility of the Indemnified Liability computed in accordance with this Paragraph 3.4, times (iii) the percentage representing the extent to which the deduction for the Indemnified Liability is apportioned or allocated to such state. The amount of such reduction in SFER's liability shall be unaffected by any interest

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     paid to the SFP Group, or any member thereof, by a taxing authority by reason of any such deduction.

          3.5 INDEMNITY AMOUNT. With respect to any Indemnified Liability, the amount which SFER shall pay to or on behalf of SFP as indemnification (the "Indemnity Amount") shall be the amount of the Indemnified Liability, as determined and adjusted under Paragraphs 3.3 and 3.4.

     4. PROCEDURAL MATTERS.

          4.1 NOTICE. If either SFP or SFER receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, PROVIDED that any delay by SFP in so notifying SFER shall not relieve SFER of any liability to SFP hereunder except to the extent SFER is materially and adversely prejudiced by such delay. SFP undertakes and agrees that from and after such time as SFP obtains knowledge that any representative of a taxing authority has begun to investigate or inquire into the Spin-Off or the Initial Spin (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), SFP shall (i) notify SFER thereof, PROVIDED that any delay by SFP in so notifying SFER shall not relieve SFER of any liability to SFP hereunder, (ii) consult with SFER from time to time as to the conduct of such investigation or inquiry, (iii) provide SFER with copies of all correspondence between SFP or its representatives and such taxing authority or any representative thereof pertaining to such investigation or inquiry and (iv) arrange for a representative of SFER to be present at (but not participate in) all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

          4.2 WRITTEN ACKNOWLEDGMENT. Promptly upon receipt of notice as provided in Paragraph 4.1, SFER shall confirm in writing to SFP that the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by the SFP Group or any member thereof, be an Indemnified Liability, unless SFER believes in good faith that such liability would not be an Indemnified Liability in which case SFER shall set forth in writing to SFP the grounds for such belief.

          4.3 TAX PROCEEDINGS CONTROLLED BY SFER. Any tax proceeding that may result in an Indemnified Liability, which is acknowledged as such by SFER, shall be conducted in accordance with this Paragraph 4.3.

          Promptly upon SFER's written acknowledgment that the asserted liability is an Indemnified Liability, SFER shall assume and direct the defense or settlement of the proceeding. If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the proceeding, SFP and SFER shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, SFER shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

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     Upon request, during the course of the tax proceedings, SFER shall from time to time furnish SFP with evidence reasonably satisfactory to SFP of its ability to pay the full amount of the Indemnified Liability. If at any time during such tax proceedings SFP reasonably determines, after due investigation, that SFER could not pay the full amount of the Indemnified Liability, if required, then SFP may assume control of the tax proceedings in accordance with Paragraph 4.4.

     SFER shall pay all expenses related to the Indemnity Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by it. To the extent that any such expenses have been or are paid by SFP or any member of the SFP Group, SFER shall promptly reimburse SFP or such member therefor.

     SFP shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to SFER of SFP's receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of SFER. SFP shall, at SFER's sole cost (including but not limited to any reasonable out-of-pocket costs incurred by SFP), take such action as SFER may reasonably request (including but not limited to the execution of powers of attorney for one or more persons designated by SFER, and the filing of a petition, complaint, amended return or claim for refund) in contesting the Indemnified Liability. SFER shall, on a timely basis, keep SFP informed of all developments in the proceedings and provide SFP with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

     Subject to satisfaction of the conditions herein set forth, SFER may direct SFP to settle the Indemnified Liability on such terms and for such amount as SFER may direct. SFP may condition such settlement on receipt, prior to the settlement, from SFER of the Indemnity Amount less any amounts to be paid directly by SFER to the taxing authority. SFER may direct SFP, at SFER's expense, to pay an asserted deficiency for the Indemnified Liability out of funds provided by SFER, and to file a claim for refund. If SFER pays SFP the Indemnified Amount pursuant to Paragraph 4.5 and SFP or any other member of the SFP Group receives a refund of any portion of amounts paid to a taxing jurisdiction in respect of the Indemnified Liability, SFP shall pay any and all such refund proceeds to SFER, together with interest thereon for each day and the actual number of days commencing on the date such refund is received by SFP at the rate of one (1) percentage point above the monthly average of the daily Effective Funds Rate, as stated by The Federal Reserve Bank of New York; PROVIDED, HOWEVER, that the provision for interest herein shall not be construed to give SFP the right to defer payment to SFER of any refund proceeds hereunder.

     4.4 TAX PROCEEDINGS CONTROLLED BY SFP. Should SFER not provide SFP with the confirmation contemplated by Section 4.2 within thirty (30) days following receipt of notice provided in Section 4.1 or, following such confirmation, should SFER fail within thirty (30) days following request therefor to furnish to SFP evidence of its ability to pay the full amount of the Indemnified Liability or should SFP reasonably believe after due investigation that SFER could not pay the full amount of the Indemnified Liability if required, then SFP may assume control of the tax proceeding upon the following terms: (i) SFP will diligently defend against the claim of any taxing authority that the Spin-Off (or the Initial Spin) resulted in taxable income to it or any other member of the SFP Group, without regard to the indemnification provided herein, including the pursuit of the appeal of any adverse determinations to the appropriate tribunal (unless advised by

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independent counsel in its reasonable judgment that SFP or such other member of the SFP Group would not prevail upon any such appeal) and shall employ such resources, including independent counsel, in conducting such defense as are reasonably commensurate to the nature and magnitude of the claim; (ii) SFP will consult with SFER as to the conduct of all proceedings, will provide SFER with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the proceedings and will arrange for a representative of SFER to be present at (but not to participate in) all meetings with the relevant taxing authorities and all hearings before any court; and (iii) neither SFP nor any other member of the SFP Group will settle, compromise or concede any claim that would result in an Indemnified Liability unless SFP has made the determination, and has been so advised by independent counsel, that such settlement is fair to SFER and its stockholders and is reasonable in the circumstance. Subject to the above, any such tax proceeding shall be controlled and directed exclusively by SFP and may be contested, defended, paid, settled, compromised or conceded by SFP and any related expenses incurred by SFP or any member of the SFP Group, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants shall be reimbursed by SFER, if SFER admits or is found to have incorrectly failed to acknowledge the asserted liability as an Indemnified Liability as provided in Paragraph 4.2; PROVIDED, HOWEVER, that if after SFP's assumption of control of the proceedings, SFER acknowledges in writing that the asserted liability is an Indemnified Liability or demonstrates its ability to pay the full amount of the Indemnified Liability if required, SFER shall (if practical and upon its request) promptly assume and direct a proceeding which shall thenceforth be conducted in accordance with Paragraph 4.3, PROVIDED, FURTHER HOWEVER, that SFP will not be required to pursue the claim in the federal district court, Court of Claims or any state court if as a prerequisite to such Court's jurisdiction, it is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by SFER.

     4.5 TIME AND MANNER OF PAYMENT. Unless otherwise agreed in writing, SFER shall pay to SFP the Indemnity Amount (less any amount paid directly by SFER to the taxing authority) within seven (7) business days after the date payment of the Indemnified Liability is made, whether by SFP or SFER, to the taxing authority. Such payment shall be paid by SFER to SFP by wire transfer of immediately available funds to an account designated by SFP by written notice to SFER prior to the due date of such payment. If SFER delays making payment beyond the due date hereunder, SFER shall pay interest to SFP on the amount unpaid at the rate of one (1) percentage point above the monthly average of the daily Effective Federal Funds Rate, as stated by The Federal Reserve Bank of New York for each day and the actual number of days for which any amount due hereunder is unpaid; PROVIDED, HOWEVER, that this provision for interest shall not be construed to give SFER the right to defer payment beyond the due date hereunder.

     4.6 REFUND OF AMOUNTS PAID BY SFER. Should SFP or any other member of the SFP Group receive a refund in respect of amounts paid by SFER to any taxing authority on SFP's behalf, or should any such amounts that would otherwise be refundable to SFER be applied by the taxing authority to obligations of SFP or any other member of the SFP Group unrelated to the Spinoffs, then SFP shall, promptly following receipt (or notification of credit), remit such refund, together with interest thereon, which interest shall be paid at the rate of one
(1) percentage point above the monthly average of the daily Effective Federal Funds Rate, as stated by The Federal Reserve Bank of New York for each day and the actual number of days commencing on the date such refund is received (or credit

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applied); PROVIDED, HOWEVER, that the provision for interest herein shall to be construed to give SFP the right to defer payment to SFER of any refund proceeds hereunder.

     4.7 COOPERATION. SFP and SFER shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability. SFP and SFER agree that such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administration proceeding. The party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Paragraph 4.7 shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

     4.8 DISPUTE RESOLUTION. In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, each party shall first notify the other in writing of its position with respect to any difference or dispute hereunder that requires resolution. SFP and SFER shall each designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after the latest such notification (or, if one party gives such notification and the other party fails to do so within 15 days after receipt of such notification, within 30 days after such notification), the matter shall be submitted to a senior officer of each of SFP and SFER for consideration. If settlement cannot be reached through their efforts within an additional 30 days, or such longer time period as they shall agree upon, the parties shall consider arbitration or other alternative means to resolve the dispute; PROVIDED, HOWEVER, that the parties hereby agree that any disputes concerning the calculation of amounts (E.G., an Indemnity Amount) or similar accounting matter shall be resolved by a nationally recognized public accounting firm selected by the parties, whose fees and expenses shall be shared equally by SFP and SFER. With respect to any dispute concerning other matters, if they are unable to agree on an alternative dispute resolution mechanism, either party may initiate legal proceedings to resolve such matter.

     5. MISCELLANEOUS.

        5.1 NOTICES. Any notice, request, instruction or other document to be given under this Agreement by any party to another party shall be in writing, and shall be deemed to have been duly given or delivered when delivered personally, or telecopied (receipt confirmed, with a copy sent by certified or registered mail as set forth in this Agreement) or, upon receipt (as indicated by return receipt), when sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address of the party set forth below or to such address as the party to whom notice is to be given may provide in a written notice to the other party to this Agreement:

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         If to SFP, to:

         Santa Fe Pacific Corporation
         224 South Michigan Avenue
         Chicago, Illinois 60604-2401
         Telecopier No.:  (312) 786-6846
         Telephone No.:   (312) 786-6000
         Attention:       Daniel Westerbeck
                          Vice President - Tax Counsel

         If to SFER, to:

         Santa Fe Energy Resources, Inc.
         1616 South Voss Road
         Suite No. 1000
         Houston, Texas   77057
         Telecopier No.:  (713) 268-5341
         Telephone No.:   (713) 783-2401
         Attention:       James L. Payne, President
                          and
                          David L. Hicks, Esq., General Counsel

        5.2 TERMINATION. The parties hereto agree that if the Spin-Off has not occurred prior to 5:00 p.m., Chicago time, on December 31, 1991, this Agreement shall terminate and cease to be of any force or effect.

        5.3 GOVERNING LAW: JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of Illinois as applied to agreements made and to be performed in the State of Illinois without regard to the conflict of laws principles thereof. Each of the parties consents to personal jurisdiction in respect of any action arising under or in connection with this Agreement instituted in the United States District Court for the Northern District of Illinois, and to service of process upon it in any manner permitted under the laws of the State of Illinois.

        5.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        5.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        5.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties.

        5.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

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        5.8 FURTHER ASSURANCE. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action, as the other parties, or any of them may reasonably request to carry out the intent of this Agreement and the transactions contemplated by this Agreement.

        5.9 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties in respect of the actions and transactions contemplated by this Agreement. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.

        5.10 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, except for the failure of SFER to pay any Indemnity Amount, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction for such action.

        5.11 PARTIES IN INTEREST. Neither party may assign its rights or delegate any of its duties under this Agreement (except to another person acquiring substantially all of the assets of such party by purchase, merger, consolidation or otherwise) without the prior written consent of the other. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies PROVIDED, HOWEVER, that other members of the SFP Group shall be deemed third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SANTA FE PACIFIC CORPORATION                   SANTA FE ENERGY RESOURCES, INC.

By: /s/ SIGNATURE ILLEGIBLE                    By: /s/ J. L. PAYNE
Title:                                         Title: